VARIABLE ANNUITY REINSURANCE AGREEMENT

This Agreement

is by and between

MONY LIFE INSURANCE COMPANY OF AMERICA
("CEDING COMPANY")
Phoenix, AZ

and

ACE TEMPEST LIFE REINSURANCE LTD.
("REINSURER")
Hamilton, Bermuda

TABLE OF CONTENTS

APPENDICES

SCHEDULES

ARTICLE I - DEFINITIONS

A. **DURATION OF AGREEMENT:**

EFFECTIVE DATE means January 22, 2002.

BUSINESS DAY means any day that securities are traded on the New York Stock Exchange.

MONTHLY VALUATION DATE means the last BUSINESS DAY of any month.

TERMINATION DATE means the date the last ACTIVE CONTRACT is terminated due to death, lapse, surrender, the annuitant reaching the maximum annuitization age, annuitization, or some other valid contingency.

B. **CONTRACT DEFINITIONS:**

VARIABLE ANNUITY CONTRACT means a written annuity contract issued by the CEDING COMPANY to a contract owner under which CEDING COMPANY agrees to provide specified benefits in accordance with specified terms and conditions.

ACTIVE CONTRACT means a VARIABLE ANNUITY CONTRACT, other than an EXCLUDED CONTRACT, which is in effect, which has not been terminated due to death, lapse, surrender, the annuitant's reaching the maximum annuitization age, or some other valid contingency, and which has not been annuitized.

EXCLUDED CONTRACT means any VARIABLE ANNUITY CONTRACT that has a GMDB, GMIB or EEB provision that is suspended due to a change in owner or annuitant, provided, however, that any EXCLUDED CONTRACT shall be treated as such only on and after the date as of which it satisfies that condition.

RETAIL ANNUITY PREMIUMS means contributions made in accordance with the provisions of any VARIABLE ANNUITY CONTRACT by or on behalf of its owner, whether referred to as purchase payments, premiums, deposits or otherwise, in amounts not in excess of the limit provided in Schedule C-1.

CONTRACT TYPE means any one of the VARIABLE ANNUITY CONTRACT forms specified in Schedule B-1.

GMDB TYPE means any one of the Guaranteed Minimum Death Benefits specified in the VARIABLE ANNUITY CONTRACTS and described in Schedule A-1.

EEB TYPE means any one of the Earnings Increase Death Benefits specified in the VARIABLE ANNUITY CONTRACTS and described in Schedule A-1.

GMIB TYPE means any one of the Guaranteed Minimum Income Benefits specified in the VARIABLE ANNUITY CONTRACTS and described in Schedule A-1.

BENEFIT TYPE means the combination of Guaranteed Minimum Death Benefits and Earnings Increase Death Benefits and/or Guaranteed Minimum Income Benefits specified in the VARIABLE ANNUITY CONTRACTS and described in Schedule A-1.

C. REINSURANCE PREMIUM DEFINITIONS:

ACCOUNT VALUE means, for each VARIABLE ANNUITY CONTRACT, the sum of the invested assets in the investment funds shown in Schedule B-2 and any amounts held under such contracts in the Guaranteed Interest Account(s).

REINSURED ACCOUNT VALUE means the ACCOUNT VALUE multiplied by the REINSURER'S Quota Share, as shown in Schedule E.

REINSURANCE PREMIUM RATE means the premium rate provided in Schedule D, for each BENEFIT TYPE.

MONTHLY REINSURANCE PREMIUM RATE means the REINSURANCE PREMIUM RATE divided by 12.

MONTHLY REINSURANCE PREMIUM means the sum, for all ACTIVE CONTRACTS reinsured under this Agreement, of the product of (i) the MONTHLY REINSURANCE PREMIUM RATE and (ii) the average of (a) the REINSURED ACCOUNT VALUE as of the current month's MONTHLY VALUATION DATE and (b) the REINSURED ACCOUNT VALUE as of the previous month's MONTHLY VALUATION DATE. If this calculation produces a figure smaller than the MINIMUM MONTHLY REINSURANCE PREMIUM, then the MONTHLY REINSURANCE PREMIUM shall be the MINIMUM MONTHLY REINSURANCE PREMIUM.

MINIMUM MONTHLY REINSURANCE PREMIUM means [redacted].

REINSURANCE PREMIUM DUE DATE means the MONTHLY VALUATION DATE.

REMITTANCE DATE means the MONTHLY VALUATION DATE following the REINSURANCE PREMIUM DUE DATE.

D. REINSURANCE CLAIM DEFINITIONS:

GMDB AMOUNT means, in accordance with each VARIABLE ANNUITY CONTRACT, the CEDING COMPANY'S contractually determined minimum amount payable on the death of the annuitant.

ROP GMDB AMOUNT means, in accordance with each VARIABLE ANNUITY CONTRACT, the CEDING COMPANY'S contractually determined minimum return of premium amount payable on the death of the annuitant.

GMIB BENEFIT BASE means, in accordance with each VARIABLE ANNUITY CONTRACT, the CEDING COMPANY'S contractually determined minimum notional lump sum amount payable in the form of a monthly income stream upon annuitization.

GMIB NET AMOUNT AT RISK means the excess of (a) the product of the GMIB BENEFIT BASE and a fraction, the numerator of which is the GUARANTEEED ANNUITY PURCHASE RATE and the denominator of which is the CURRENT ANNUITY PURCHASE RATE, over (b) the ACCOUNT VALUE.

GUARANTEED ANNUITY PURCHASE RATE means the monthly income available for each one dollar of GMIB BENEFIT BASE determined from the following Mortality Table, incorporating the following Mortality Improvements, and calculated at the Interest Rate as indicated:
Mortality Table: 1983 US Table a;
Mortality Improvements: [redacted];
Interest Rate: [redacted]%.

CURRENT ANNUITY PURCHASE RATE means the monthly income available for each one dollar of ACCOUNT VALUE determined from the following Mortality Table, incorporating the following Mortality Improvements, and calculated at the Interest Rate as indicated:
Mortality Table: Annuity 2000 Valuation Table;
Mortality Improvements: [redacted]
Interest Rate: [redacted].

EEB NET AMOUNT AT RISK means, in accordance with each VARIABLE ANNUITY CONTRACT, the CEDING COMPANY'S contractually determined amount in excess of the ACCOUNT VALUE payable upon death of the annuitant in accordance with the VARIABLE ANNUITY CONTRACT.

REINSURED GMDB AMOUNT means, for each ACTIVE CONTRACT, the product of the GMDB AMOUNT and the REINSURER'S Quota Share, determined in accordance with Schedule E.

REINSURED ROP GMDB AMOUNT means, for each ACTIVE CONTRACT, the product of the ROP GMDB AMOUNT and the REINSURER'S Quota Share, determined in accordance with Schedule E.

REINSURED GMIB BENEFIT BASE means, for each ACTIVE CONTRACT, the product of the GMIB BENEFIT BASE and the REINSURER'S Quota Share, determined in accordance with Schedule E.

REINSURED GMIB NET AMOUNT AT RISK means, for each ACTIVE CONTRACT, the product of the GMIB NET AMOUNT AT RISK and the REINSURER'S Quota Share, determined in accordance with Schedule E.

REINSURED EEB NET AMOUNT AT RISK means, for each ACTIVE CONTRACT, the product of the EEB NET AMOUNT AT RISK and the REINSURER'S Quota Share, determined in accordance with Schedule E.

GMDB CLAIM means the excess of (i) the REINSURED GMDB AMOUNT over (ii) the greater of (a) the REINSURED ROP GMDB AMOUNT and (b) the REINSURED ACCOUNT VALUE, if a positive value, as of the date that CEDING COMPANY calculates the GMDB AMOUNT under the terms of the applicable CONTRACT TYPE.

GMIB CLAIM means the REINSURED GMIB NET AMOUNT AT RISK, if a positive value, as of the date that CEDING COMPANY calculates the GMIB NET AMOUNT AT RISK under the terms of the applicable CONTRACT TYPE.

EEB CLAIM means the REINSURED EEB NET AMOUNT AT RISK, if a positive value, as of the date that CEDING COMPANY calculates the EEB NET AMOUNT AT RISK under the terms of the applicable CONTRACT TYPE.

REINSURANCE CLAIM means, as appropriate (i) the GMIB CLAIM or (ii) the sum of (a) the GMDB CLAIM plus (b) the EEB CLAIM.

REIMBURSEMENT DATE means 30 days after the later of the REMITTANCE DATE or the date that REINSURER receives a request for claim reimbursement from the CEDING COMPANY.

ANNUAL GMDB CLAIM means the sum of all GMDB CLAIMS in any calendar year.

ANNUAL GMIB CLAIM means the sum of all GMIB CLAIMS in any calendar year.

ANNUAL EEB CLAIM means the sum of all EEB CLAIMS in any calendar year.

ANNUAL GMDB / EEB CLAIM LIMIT means the limit, applicable for each calendar year, upon the sum of ANNUAL GMDB CLAIMS plus ANNUAL EEB CLAIMS under this Agreement, calculated by multiplying (a) [redacted] by (b) the ANNUAL AVERAGE REINSURED ACCOUNT VALUE.

ANNUAL AVERAGE REINSURED ACCOUNT VALUE means the sum of the MONTHLY AVERAGE REINSURED ACCOUNT VALUES divided by the number of months that reinsurance is effective under this Agreement during any calendar year.

MONTHLY AVERAGE REINSURED ACCOUNT VALUE means, for any calendar month, the average of the REINSURED ACCOUNT VALUE as of the previous calendar month's MONTHLY VALUATION DATE and the REINSURED ACCOUNT VALUE as of the current month's MONTHLY VALUATION DATE.

ANNUAL GMIB CLAIM LIMIT means the limit, applicable for each calendar year, upon ANNUAL GMIB CLAIMS under this Agreement, calculated by multiplying (a) 1,000 basis points (0.1000) by (b) the ANNUAL AVERAGE REINSURED ANNUITIZABLE ACCOUNT VALUE.

PER LIFE CLAIM LIMIT means the maximum reinsurance claim liability (the sum of GMDB CLAIM plus GMIB CLAIM plus EEB CLAIM) on any single life, which shall be equal to $1 million multiplied by the REINSURER'S Quota Share, determined in accordance with Schedule E.

GMIB ELECTION RATE LIMIT means the GMIB CLAIMS multiplied by the GMIB ELECTION RATE FRACTION.

GMIB ELECTION RATE FRACTION means the lower of 1 and a fraction the numerator of which is 20% and the denominator of which is the actual percentage of the AVERAGE ANNUAL GMIB BENEFIT BASE under ELIGIBLE ACTIVE CONTRACTS that do in fact annuitize in any calendar year.

ELIGIBLE ACTIVE CONTRACTS means ACTIVE CONTRACTS that are eligible to annuitize using the GMIB feature during any calendar year.

AVERAGE ANNUAL GMIB BENEFIT BASE means the sum of the MONTHLY AGGREGATE GMIB BENEFIT BASE under ELIGIBLE ACTIVE CONTRACTS eligible to annuitize in each of the 12 calendar months of any calendar year, divided by 12.

MONTHLY AGGREGATE GMIB BENEFIT BASE under ELIGIBLE ACTIVE CONTRACTS in any month means the average of the sum of GMIB BENEFIT BASE under ELIGIBLE ACTIVE CONTRACTS for the prior month-end and the sum of the GMIB BENEFIT BASE under ELIGIBLE ACTIVE CONTRACTS for the current month-end.

ANNUAL AVERAGE REINSURED ANNUTIZABLE ACCOUNT VALUE means the ANNUAL AVERAGE REINSURED ACCOUNT VALUE under ELIGIBLE ACTIVE CONTRACTS, and it is equal to the average of the sum of ACCOUNT VALUES under ELIGIBLE ACTIVE CONTRACTS for the prior month-end and the similar sum for ELIGIBLE ACTIVE CONTRACTS for the current month-end.

ARTICLE II - PARTIES TO THE AGREEMENT

This Agreement shall be binding upon and shall inure solely to the benefit of the CEDING COMPANY and the REINSURER, and their respective successors and permitted assignees. Nothing in this Agreement in any manner is intended to create or shall create any obligations as to or rights against the REINSURER or establish any legal relationship between the REINSURER and any third party or any persons not party to this Agreement, including without limitation, annuitants, contract owners, certificate owners, beneficiaries, applicants or assignees under any VARIABLE ANNUITY CONTRACT covered by this Agreement, except as provided in the Insolvency Article.

ARTICLE III - EFFECTIVE DATE, BUSINESS COVERED, TERM AND TERMINATION

A. This Agreement is effective as of 12:01 a.m. Eastern Standard Time, on the EFFECTIVE DATE.

B. Business covered by this Agreement includes VARIABLE ANNUITY CONTRACTS issued by the CEDING COMPANY that:

(i) are among the CONTRACT TYPES identified by form number (and all state variations thereof) and which satisfy all the specifications contained in Schedule B-1;

(ii) have assets invested only to the investment funds listed in Schedule B-2;

(iii) are issued on and after the EFFECTIVE DATE but prior to the date determined in Section C (i) or (ii) below;

(iv) are issued in accordance with the limits and rules described in Schedule C-1;

(v) are in compliance with all of the other terms and provisions of this Agreement and Schedules; and

(vi) are ACTIVE CONTRACTS.

C. Business covered by this Agreement does not include new VARIABLE ANNUITY CONTRACTS issued by the CEDING COMPANY on and after the earlier of (i) 11:59 p.m. Eastern Standard Time, on December 31, 2005 or (ii) the date that cumulative RETAIL ANNUITY PREMIUMS paid on ACTIVE CONTRACTS exceed the limit provided in schedule C-2.

D. CEDING COMPANY shall have the option of terminating this Agreement for new business, existing business, or both, immediately upon an order appointing a receiver, conservator or trustee for management of REINSURER is entered or a proceeding is commenced for rehabilitation, liquidation, supervision or conservation of REINSURER. CEDING COMPANY may recapture immediately all ceded benefits upon written notice to REINSURER, its receiver, conservator, or trustee, thereby releasing REINSURER, its receiver, conservator or trustee from all liability with respect to business ceded pursuant to this Agreement. REINSURER agrees to notify CEDING COMPANY promptly upon receipt of an order appointing a receiver, conservator or trustee for management of REINSURER.

CEDING COMPANY shall have a like right of termination and recapture in the event that CEDING COMPANY provides REINSURER with written notice that REINSURER has failed to furnish CEDING COMPANY with the reports required in Article VII, Paragraph D with respect to CEDING COMPANY'S statutory reporting to secure credit for reserves and REINSURER fails to furnish such reports within 30 days of receipt of such notice. Also, CEDING COMPANY shall have a like right of termination and recapture in the event that REINSURER is unable, within 30 day's of CEDING COMPANY'S written request, to furnish CEDING COMPANY satisfactory evidence of the requisite balances and current

maintenance in good standing and continuing validity and effect of any letters of credit issued in conformance with Article VII.

E. REINSURER shall have the option of terminating this Agreement for new business, existing business or both upon providing 30 days written notice to CEDING COMPANY (in which REINSURER will identify whether termination applies to new business, existing business or both) upon the occurrence of any of the following:

1. CEDING COMPANY fails to provide any timely submission of data in accordance with Schedule F. If, during the 30 days following this notification, REINSURER receives all data submissions in arrears, the notice of termination shall be deemed withdrawn.

2. CEDING COMPANY fails to pay MONTHLY REINSURANCE PREMIUM on or before the REMITTANCE DATE. If REINSURER receives all MONTHLY REINSURANCE PREMIUM in arrears, including interest calculated in accordance with paragraph F of this Article, within the 30 day notice period, the notice of termination shall be deemed withdrawn.

Upon termination in accordance with this paragraph, subject to the terms and conditions of this Agreement, as of the close of the last BUSINESS DAY of this 30 day notice period, REINSURER'S liability for all business terminated in accordance with such notice will terminate.

F. Notwithstanding termination of reinsurance as provided herein, CEDING COMPANY shall continue to be liable to REINSURER for all unpaid MONTHLY REINSURANCE PREMIUM earned by REINSURER under this Agreement, and REINSURER shall continue to be liable to CEDING COMPANY for all unpaid GMDB CLAIMS, GMIB CLAIMS and EEB CLAIMS to the extent due under this Agreement as of the effective date of termination. Any such net amounts due from either party shall be subject to an annual interest charge [redacted] as of the REMITTANCE DATE, as published in the Wall Street Journal, [redacted] applied daily as rate/365. Interest shall be assessed from the REMITTANCE DATE until the date paid.

ARTICLE IV - AUTOMATIC PROVISIONS

A. On or after the EFFECTIVE DATE of this Agreement, CEDING COMPANY shall automatically cede and REINSURER shall automatically accept a Quota Share percentage, as provided in Schedule E, with respect to the CEDING COMPANY'S liability for the GMDB CLAIMS, EEB CLAIMS and GMIB CLAIMS for each ACTIVE CONTRACT reinsured under this Agreement as provided in this Article.

B. (1) This Agreement covers only the liability for GMDB CLAIMS, EEB CLAIMS and GMIB CLAIMS paid under VARIABLE ANNUITY CONTRACT forms or benefit rider forms that were reviewed and approved by REINSURER prior to their issuance. Approved

Benefit rider forms and contract forms, as supplemented by additional materials, are listed on Schedule B-1. REINSURER shall have no liability with respect to any new or revised contract form or benefit rider form not so approved unless and until REINSURER has reviewed and expressly approved such form in writing. CEDING COMPANY shall provide prior written notice to REINSURER of a request for such approval together with a copy of the new or revised contract form or rider form, and a revised Schedule B-1. REINSURER will approve or disapprove any new or revised contract forms or benefit rider forms within 30 days of the date it receives notification and copies thereof; provided, however, that such forms are deemed disapproved unless the REINSURER'S written approval is submitted within such time period. Notice of disapproval will not affect VARIABLE ANNUITY CONTRACTS issued under Schedule B-1, including amendments to Schedule B-1 that were previously approved by REINSURER.

(2) Moreover, REINSURER shall have no liability with respect to any contract form or benefit rider form if funds have been deleted from the form as approved by the REINSURER. REINSURER shall be liable with respect to such form only after REINSURER has reviewed and expressly approved any such fund deletion in writing. CEDING COMPANY shall provide prior written notice to REINSURER of a request for such approval together with a copy of the new or revised contract form or rider form, and a revised Schedule B-1. REINSURER will approve or disapprove any new or revised contract forms or benefit rider forms within 30 days of the date it receives notification and copies thereof; provided, however, that such forms are deemed disapproved unless the REINSURER'S written approval is submitted within such time period. Notice of disapproval will not affect VARIABLE ANNUITY CONTRACTS issued under Schedule B-1, including amendments to Schedule B-1 that were previously approved by REINSURER.

C. This Agreement covers only the liability for GMDB CLAIMS, EEB CLAIMS and GMIB CLAIMS paid under VARIABLE ANNUITY CONTRACTS invested in investment funds listed on Schedule B-2. REINSURER shall have no liability with respect to any new or revised investment fund not so approved unless REINSURER has reviewed and expressly approved such fund in writing. CEDING COMPANY shall provide prior written notice to REINSURER of a request for such approval together with a copy of the new or revised investment fund, and a revised Schedule B-2. REINSURER will approve or disapprove any new or revised investment funds within 30 days of the date it receives notification and copies thereof; provided, however, that such funds are deemed disapproved unless the REINSURER'S written approval is submitted within such time period. Notice of disapproval will not affect VARIABLE ANNUITY CONTRACTS issued under Schedule B-1, including amendments to Schedule B-2 that were previously approved by REINSURER.

D. Notwithstanding Paragraphs B and C above, CEDING COMPANY must notify REINSURER in advance of any upcoming changes to the policy form, contract, or prospectus which may affect VARIABLE ANNUITY CONTRACTS reinsured under this Agreement. REINSURER will determine whether such changes require a modification to this Agreement within 60 days of the date it receives notification. REINSURER shall have

no liability with respect to any proposed change to the policy form, contract, or prospectus which may affect VARIABLE ANNUITY CONTRACTS reinsured under this Agreement unless and until REINSURER has agreed in writing to be bound with respect to such change and, where REINSURER concludes that an Amendment to this Agreement is required, such Amendment is effected by the parties hereto.

E. The issue age limits and the total RETAIL ANNUITY PREMIUMS per life must fall within the automatic limits as shown in Schedule C-1, unless an exception is permitted by mutual written agreement between the parties. CEDING COMPANY shall provide prior written notice to REINSURER of any changes in its published limits and rules identified on Schedule C-1, and REINSURER shall have no liability with respect to revised limits and rules unless and until REINSURER provides written notice to CEDING COMPANY that such revised limits and rules are acceptable.

F. The CEDING COMPANY will provide to the REINSURER a legal opinion to the effect that each variable investment option listed on or proposed as an addition to Schedule B-2 both (i) qualifies as a regulated investment company under Subchapter M of the Internal Revenue Code and (ii) meets the additional diversification requirements that are applicable to insurance company separate accounts under Subchapter L of the Internal Revenue Code. The REINSURER will not be liable with respect to any variable investment option for which it has not received such opinion.

G. If, at any time, any variable investment option fails to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code and/or fails to meet the diversification requirements of Subchapter L of the Internal Revenue Code, the REINSURER'S liability with respect to such variable investment option may be terminated by the REINSURER, upon 30 days written notice to the CEDING COMPANY. The REINSURER'S liability with respect to any REINSURANCE CLAIM will be determined by multiplying the REINSURED GMDB AMOUNT or the REINSURED GMIB AMOUNT or the REINSURED EEB AMOUNT, as applicable, by the proportion of the RETAIL ANNUITY PREMIUM invested in the disqualified funds to the total RETAIL ANNUITY PREMIUM. If the REINSURER'S liability is terminated with respect to any variable investment option, the MONTHLY REINSURANCE PREMIUM will be calculated ignoring any investment in said variable investment option. Furthermore, subsequent transfers from any an investment account of any VARIABLE ANNUITY CONTRACT that fails to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code and/or fails to meet the diversification requirements of Subchapter L of the Internal Revenue Code, to any fixed account option or other investment account that satisfies such requirements of Subchapters M and L of the Internal Revenue Code, will be considered subsequent RETAIL ANNUITY PREMIUMS for the purposes of this Agreement.

H. If the CEDING COMPANY causes such variable investment option to satisfy the requirements of Subchapter M and Subchapter L, within the 30-day notice period, the REINSURER'S liability in respect to such variable investment option will be reinstated from the date the variable investment option satisfies the requirements of both Subchapter M and

Subchapter L. The MONTHLY REINSURANCE PREMIUM will be determined using any investment in the variable investment account, beginning with investments as of the date the variable investment account satisfies the requirements of Subchapter M and Subchapter L.

ARTICLE V - PREMIUM ACCOUNTING

A. On or before the REMITTANCE DATE, CEDING COMPANY shall forward to REINSURER its statement of account and data requirements as set forth in Schedule F together with its remittance of the MONTHLY REINSURANCE PREMIUM as shown therein, as well as any premium adjustments from the prior period.

B. If the MONTHLY REINSURANCE PREMIUM is not paid by CEDING COMPANY on or before the REMITTANCE DATE, interest calculated in accordance with Article III, paragraph F will be assessed from the REMITTANCE DATE until the date such unpaid MONTHLY REINSURANCE PREMIUM is paid in full to REINSURER.

C. If any MONTHLY REINSURANCE PREMIUM amounts due hereunder cannot be determined by the REMITTANCE DATE, CEDING COMPANY shall have 30 days to determine the appropriate MONTHLY REINSURANCE PREMIUM amount and remit such amount to REINSURER with interest, from the REMITTANCE DATE to the date of payment, calculated in accordance with Article III, paragraph F.

ARTICLE VI - REINSURANCE CLAIM SETTLEMENT

A. REINSURER shall at no time be responsible for any obligation of CEDING COMPANY to any party under any VARIABLE ANNUITY CONTRACT issued by CEDING COMPANY. REINSURERS payments hereunder shall be paid directly to the CEDING COMPANY or its statutory successor.

B. On or before the REMITTANCE DATE, CEDING COMPANY shall forward to REINSURER its statement of account and data requirements as set forth in Schedule F, together with its request for reimbursement for GMDB CLAIMS, GMIB CLAIMS, EEB CLAIMS and SURRENDER CHARGE CLAIMS as shown therein. If requested by REINSURER, CEDING COMPANY shall promptly provide REINSURER with proof of claim, proof of claim payment and any other claim documentation identified by REINSURER, in accordance with Schedule F.

C. If GMDB CLAIMS, GMIB CLAIMS and EEB CLAIMS are not paid by the REIMBURSEMENT DATE (or, if later, 30 days after REINSURER receives CEDING COMPANY'S monthly statement of account), interest calculated in accordance with Article III, paragraph F will be assessed from the REIMBURSEMENT DATE and will continue until the GMDB CLAIMS, GMIB CLAIMS and EEB CLAIMS are paid in full.

D. Notwithstanding any other provision of this Agreement, the REINSURER'S total liability under this Agreement shall not exceed (1) in connection with any single life, the PER LIFE CLAIM LIMIT; (2) for ANNUAL GMDB CLAIMS and ANNUAL EEB CLAIMS , the ANNUAL GMDB / EEB CLAIMS LIMIT; and (3) for ANNUAL GMIB CLAIMS , the ANNUAL GMIB CLAIMS LIMIT.

E. Notwithstanding any other provision of this Agreement, REINSURER'S total liability under this Agreement for ANNUAL GMIB CLAIMS shall not exceed the ANNUAL GMIB CLAIMS multiplied by the GMIB ELECTION RATE FRACTION.

ARTICLE VII - RESERVES

A. REINSURER will establish and hold a reserve in connection with the reinsurance provided under this Agreement, which will satisfy the requirements of the insurance regulatory requirements of the state of domicile of the CEDING COMPANY (the "Domiciliary State"), as in effect on the EFFECTIVE DATE.

B. Additional reserves requested by CEDING COMPANY may be established by REINSURER and secured by a trust or a letter of credit. An additional reinsurance premium will be required annually and will be equal to 100 basis points (0.0100) multiplied by the additional reserve amount established.

C. With respect to the reserve so established, REINSURER will comply with the provisions of the insurance law of Arizona, CEDING COMPANY's State of domicile, relating to reinsurance credit and reductions from liability for reinsurance ceded to a non-authorized reinsurer as in effect on the EFFECTIVE DATE, including providing security to enable the CEDING COMPANY to qualify for such reserve credit at the REINSURER'S expense.

If such security is undertaken in the form of a trust, the assets so held in trust shall be held in the United States by a qualified United States financial institution as defined in subsection 20-261.03(B), Arizona's Revised Statutes, and subject to withdrawal solely by and under the exclusive control of CEDING COMPANY.

If such security is undertaken in the form of letters of credit, such security shall be in the form of clean, irrevocable and unconditional letters of credit for such duration and in such amounts as required under Arizona law, and shall satisfy such further terms as outlined in "Requirements of Letters of Credit" appearing as Appendix A to this Agreement. Such letters of credit shall further be issued or confirmed by a qualified United States financial institution as defined in subsection 20-261.03(A), Arizona's Revised Statutes.

D. REINSURER shall provide the CEDING COMPANY with such quarterly and other reports regarding balances held with respect to the issued letters of credit as may be required for CEDING COMPANY's statutory reporting purposes.

ARTICLE VIII - LITIGATION

In the event of any legal action brought against CEDING COMPANY relating to any VARIABLE ANNUITY CONTRACT that is reinsured in accordance with the terms and conditions of this Agreement, CEDING COMPANY shall provide to the REINSURER written notice thereof, including a copy of the complaint and/or all other pleadings and correspondence relating to such legal action within ***30 days*** after CEDING COMPANY'S receipt thereof.

ARTICLE IX - ACCESS TO RECORDS; CONFIDENTIALITY

A. REINSURER, or its duly authorized representatives, shall have access at any reasonable time during regular business hours, to all records of the CEDING COMPANY pertinent to this Agreement, including the right to photocopy and retain copies of such documents. Records shall be maintained in accordance with prudent standards of insurance company record keeping and must be retained for a period at least three years after the TERMINATION DATE or such longer period as required by applicable law. Upon request, within 120 days following the end of each calendar year, CEDING COMPANY will provide REINSURER with copies of CEDING COMPANY'S audited financial statements.

B. CEDING COMPANY and REINSURER may come into the possession or knowledge of Confidential Information of the other in fulfilling obligations under this Agreement. Each party agrees to hold such Confidential Information in the strictest confidence and to take all reasonable steps to ensure that such Confidential Information is not disclosed in any form by any means by each of them or by any of their employees to third parties of any kind, other than attorneys, accountants, reinsurance intermediaries, consultants or retrocessionaires having an interest in such information, except upon advance written authorization by an officer of the authorizing party; provided, however, that either party will be deemed to have satisfied its obligations as to the Confidential Information by protecting its confidentiality in the same manner that such party protects its own proprietary or Confidential Information of like kind which shall be at least a reasonable manner. "Confidential Information" means any information which (i) is not generally available to or known by the public, or (ii) has not been lawfully obtained or developed by either party independently and not in violation of this Agreement or from any source other than the other party, provided that such source is not bound by a duty of confidentiality to such other party, and which consists of:

   1. Information or knowledge about each party's products, processes, services, finances, customers, research, computer programs, marketing and business plans, claims management practices; and

   2. Any medical or other personal, individually identifiable information about people or business entities with whom the parties do business, including customers, prospective customers, vendors, suppliers, individuals covered by insurance plan, and each party's producers and employees.

C. This Article expires 3 years after the TERMINATION DATE.

ARTICLE X - UNINTENTIONAL ERRORS, MISUNDERSTANDINGS OR OMISSIONS

It is expressly understood and agreed that if failure to comply with any terms of this Agreement is hereby shown to be the result of an unintentional error, misunderstanding or omission, on the part of either CEDING COMPANY or REINSURER, both CEDING COMPANY and REINSURER, will be restored to the position they would have occupied, had no such error, misunderstanding or omission occurred, subject always to the correction of the error, misunderstanding or omission.

ARTICLE XI - CURRENCY

All retentions and limits hereunder, and all monetary data elements as described in Schedule F, are expressed in United States dollars and all premium and claim payments shall be made in United States dollars.

ARTICLE XII - INSOLVENCY

A. In the event of insolvency of CEDING COMPANY, any net GMDB CLAIMS, GMIB CLAIMS, EEB CLAIMS and SURRENDER CHARGE CLAIMS due CEDING COMPANY, after offset for REINSURANCE PREMIUM due REINSURER as described in Article XIV, will be payable directly by REINSURER to CEDING COMPANY or to its liquidator, receiver, conservator or statutory successor on the basis of REINSURER'S liability to CEDING COMPANY without diminution because of the insolvency of CEDING COMPANY, or because the liquidator, receiver, conservator or statutory successor of CEDING COMPANY has failed to pay all or a portion of any claim.

B. In the event of insolvency of CEDING COMPANY, the liquidator, receiver, or statutory successor will, within reasonable time after the claim is filed in the insolvency proceeding, give written notice to REINSURER of all pending claims against CEDING COMPANY on any VARIABLE ANNUITY CONTRACTS reinsured. While a claim is pending, REINSURER may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses that it may deem available to CEDING COMPANY or its liquidator, receiver, or statutory successor. The expense incurred by REINSURER will be chargeable, subject to court approval against CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to CEDING COMPANY solely as a result of the defense undertaken by REINSURER. Where two or more reinsurers are participating in the same claim and a majority in interest elects to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of the reinsurance agreement as though such expense had been incurred by CEDING COMPANY.

ARTICLE XIII - ARBITRATION, JURISDICTION AND SERVICE OF PROCESS

A. As a condition precedent to any right of action hereunder, any disputes between the parties arising out of or in connection with this Agreement including its formation and validity, whether such dispute arises before or after the termination of this Agreement, shall be submitted to arbitration upon the written request of either party. Unless the parties agree upon a single arbitrator, within 30 days of one party receiving a written request from the other for arbitration, the claimant (the party requesting arbitration) shall appoint an arbitrator and give written notice thereof to the respondent (the party receiving the request for arbitration). Within 30 days of receiving such notice, the respondent shall appoint the second arbitrator and give notice thereof to the claimant, failing which the claimant may apply to the President, for the time being, of the Chartered Institute of Arbitrators, Bermuda Branch to nominate an arbitrator on behalf of the respondent. The two arbitrators shall select a third arbitrator within 30 days of the appointment of the second arbitrator. If the two arbitrators fail to agree on the selection of the third arbitrator within 30 days of the appointment of the second arbitrator, each arbitrator shall submit to the other a list of three candidates, each arbitrator shall select one name from the list submitted by the other and the third arbitrator shall be selected from the two names chosen by a lot drawing procedure to be agreed upon by the arbitrators, failing which agreement the third arbitrator shall be chosen by the President, for the time being, of the Chartered Institute of Arbitrators, Bermuda Branch.

B. Unless the parties otherwise agree, the arbitrators shall be present or former officers of life insurance or reinsurance companies other than the contracting companies or affiliates thereof. The three arbitrators shall decide by majority. If no majority can be reached, the verdict of the third arbitrator, who shall act as chairman of the tribunal, shall prevail.

C. The arbitration tribunal shall have power to fix all procedural rules for the holding of the arbitration including discretionary power to make orders as to matters which it may consider proper in the circumstances of the case including pleadings, discovery, inspection of documents, examination of witnesses and any other matter whatsoever relating to the conduct of the arbitration and may receive and act upon such evidence whether oral or written strictly admissible or not as it shall in its discretion think fit. The panel will be relieved of all judicial formality and will not be bound by rules of procedure and evidence. The panel will interpret this Agreement as an honorable engagement rather than merely as a legal obligation and will make its decision based upon the custom and practice of the insurance and reinsurance business following the termination of the hearings. Judgment upon the award may be entered in any court having jurisdiction thereof. The panel is empowered to grant interim relief as it may deem appropriate.

D. The decision of the arbitration panel shall be in writing and shall be final and binding on both parties. The arbitration panel may, at its discretion, award costs and expenses, as it deems appropriate, including, but not limited to, attorneys' fees, and interest. In the absence of a decision to the contrary by the arbitration panel, each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator and of the arbitration.

E. The seat of the arbitration shall be in Arizona.

F. Consistent with Section 20-261.01 of Arizona's Revised Statutes with respect to reinsurers not licensed or accredited to transact reinsurance in Arizona, if REINSURER has failed to perform its obligations under the Agreement and at the request of the CEDING COMPANY, the REINSURER shall submit to the jurisdiction of any court of competent jurisdiction in the United States, to comply with all jurisdictional requirements and abide by the court's final decision or, in an appeal is taken, the final decision of an appellate court.

In furtherance of such obligation, REINSURER HERBY appoints CT Corporation System, 3225 North Central Avenue, Phoenix, Arizona 85012, as its true and lawful agent upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the CEDING COMPANY.

ARTICLE XIV – OFFSET

Either party shall have, and may exercise at any time the right to offset any balance or amounts whether on account of premiums, or on account of claims or otherwise, due from one party to the other under the terms of this Agreement.

ARTICLE XV – MISCELLANEOUS

A. This Agreement means the text hereof, the Schedules and any Amendments effected in accordance with this paragraph. The Agreement constitutes the entire statement of agreement between the parties with regard to the subject matter hereof. There are no other understandings or agreements between the parties regarding the contracts reinsured other than as expressed in this Agreement. Any changes or additions to this Agreement must be effected by means of a written amendment that has been signed by both parties.

B. Notwithstanding the termination of this Agreement as provided herein, its provisions will continue to apply hereunder to the end that all obligations and liabilities incurred by each party hereunder will be fully performed and discharged.

C. If any provision of this Agreement should be rendered invalid, illegal or unenforceable, the parties will renegotiate the Agreement in good faith to cure such invalid, illegal or unenforceable provision. If such negotiations are unsuccessful to resolve the matter, then (i) such invalid, illegal or unenforceable provision will be deleted from the Agreement, (ii) to the maximum extent permitted by law, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and (iii) this Agreement will be construed to give effect to the remaining provisions hereof to carry out its original intent.

ARTICLE XVI – GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Arizona.

ARTICLE XVII - NOTICES

A. All notices required to be given hereunder shall be in writing and shall be deemed delivered if personally delivered, sent via reputable overnight carrier, facsimile with proof of successful transmission, or dispatched by certified or registered mail, return receipt requested, postage prepaid, addressed to the parties as follows:

MONY Life Insurance Company of America
MD 14-2
1290 Avenue of the Americas
New York, NY 10104
Attention: Harvey Feuer
Phone: (212) 314-5866 Fax: (212) 314-4824

Chief Financial Officer
ACE Tempest Life Reinsurance Ltd.
The ACE Tempest Re Building, 30 Woodbourne Avenue
Hamilton, HM 08 Bermuda
Phone: (441) 298-9532 Fax: (441) 295-2888

B. Notice shall be deemed given on the date it is received in accordance with the foregoing. Any party may change the address to which to send notices by notifying the other party of such change of address in writing in accordance with the foregoing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in duplicate on the dates indicated to be effective as of the date specified above.

ACE Tempest Life Reinsurance Ltd.	MONY Life Insurance Company of America
By	By
Name	Name
Title	Title
Date	Date
ATTEST:	ATTEST:
By	By
Name	Name
Title	Title
Date	Date

Appendix A

CONDITIONS OF LETTER OF CREDIT
(MLOA)

In addition to such other terms as are standard and customary in the issuance of a Letter of Credit, the Letter of Credit (hereinafter the "LTC") to be secured by REINSURER as provided in Article VII- Reserves shall conform to the following as required by CEDING COMPANY'S domiciliary state of Arizona:

1. The beneficiary of the LTC shall be CEDING COMPANY, or any successor of the CEDNG COMPANY by operation of law, including without limitation any receiver, conservator, rehabilitator or liquidator.

2. The LTC shall:

   - stipulate that the beneficiary need only draw a sight draft under the LTC and present it to obtain funds and that no other document need be presented; and

   - indicate that it is not subject to any conditions or qualifications outside of the LTC.

3. The LTC shall not contain reference to any other agreements, documents or entities.

4. The LTC shall contain a statement to the effect that the obligation of the qualified United States financial institution under the letter of credit is in no way contingent upon reimbursement with respect thereto.

5. The term of the LTC
   - shall be for at least one year and
   - shall contain an "evergreen clause" which prevents the expiration of the letter of credit without due notice from the issuer. The "evergreen clause" shall provide for a period of no less than thirty (30) days notice prior to expiration or nonrenewal.

6. The LTC shall state whether it is subject to and governed by the laws of this state or the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce, and all drafts drawn thereunder shall be presentable at an office in the United States of a qualified United States financial institution.

7. If the LTC is made subject to said Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce, then the LTC shall specifically address and make provision for an extension of time to draw against the LTC in the event that one or more of the occurrences specified in Article 19 thereof occur.

8. If the LTC is issued by a financial institution other than a qualified United States financial institution as defined in Arizona Revised Statutes s 20-261.03, then it shall be confirmed by such a qualified United States financial institution, and the following additional requirements shall be met:

- The issuing financial institution shall formally designate the confirming qualified United States financial institution as its agent for the receipt and payment of the drafts, and
- The "evergreen clause" shall provide for thirty (30) days' notice prior to expiration or nonrenewal.

SCHEDULE A-1

Description of Guaranteed Minimum Death Benefit (GMDB), Guaranteed Minimum Income Benefit (GMIB), Earnings Increase Death Benefit (EEB) for CONTRACT TYPES listed in Schedule B-1

BENEFIT Type 1 (Not sold in WA):

GMDB: Annual ratchet GMDB (including the "0th" anniversary defined as the initial deposit) frozen at the contract anniversary preceding attainment of age 81, reduced proportionally for any partial withdrawals. GMDB is limited to [redacted]% of net purchase payments.

ROP GMDB: Return of premium GMDB equal to the sum of net purchase payments reduced proportionally for any partial withdrawals.

EEB: For issue ages 0-69, [redacted]% of fund growth (fund growth limited to [redacted]% of net purchase payments). For issue ages 70-79, [redacted]% of fund growth (fund growth limited to [redacted]% of net purchase payments).

GMDB, ROP GMDB and EEB benefits are fully defined in the prospectus and related materials.

BENEFIT Type 2 (Sold in WA):

GMDB: Annual ratchet GMDB (including the "0th" anniversary defined as the initial deposit) frozen at the contract anniversary preceding attainment of age 81, reduced proportionally for any partial withdrawals. GMDB is limited to [redacted]% of net purchase payments.

ROP GMDB: Return of premium GMDB equal to the sum of net purchase payments reduced proportionally for any partial withdrawals.

EEB (Not sold in WA): For issue ages 0-69, 40% of fund growth (fund growth limited to [redacted]% of net purchase payments). For issue ages 70-79, [redacted]% of fund growth (fund growth limited to [redacted]% of net purchase payments).

GMDB, ROP GMDB and EEB benefits are fully defined in the prospectus and related materials.

BENEFIT Type 3:

GMDB: Greater of annual ratchet GMDB (including the "0th" anniversary defined as the initial deposit) frozen at the contract anniversary preceding attainment of age 81 and [redacted]% roll-up

GMDB frozen at the contract anniversary preceding attainment of age 81. GMDB is reduced proportionally for any partial withdrawals. GMDB is limited to [redacted]% of net purchase payments.

ROP GMDB: Return of premium GMDB equal to the sum of net purchase payments reduced proportionally for any partial withdrawals.

EEB: For issue ages 0-69, [redacted]% of fund growth (fund growth limited to [redacted]% of net purchase payments). For issue ages 70-79, [redacted]% of fund growth (fund growth limited to [redacted]% of net purchase payments).

GMIB: [redacted]% roll-up GMIB frozen at the contract anniversary preceding attainment of age 81, reduced proportionally for any partial withdrawals. GMIB may not be exercised until the later of a 7 year waiting period or the attainment of age 60. GMIB annuitization is not available after attained age 85. GMIB is limited to [redacted]% of net purchase payments.

GMDB, ROP GMDB, EEB and GMIB benefits are fully defined in the prospectus and related materials.

<u>SCHEDULE B-1</u>

CONTRACT TYPES reinsured under this Agreement

Contract Description	Form Number	State of Issue	Issue Dates
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98	General version	1/22/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98-2	Maryland	1/22/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98AZ	Arizona	1/22/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98AR	Arkansas	1/22/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98CT	Connecticut	1/23/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98FL	Florida	1/22/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98ID	Idaho	1/22/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98IL	Illinois	3/13/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98-2MA	Massachusetts	6/20/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98MT	Montana	2/11/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98NE	Nebraska	1/22/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98NJ	New Jersey	3/28/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98NM	New Mexico	1/22/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98ND	North Dakota	1/22/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98-2OK	Oklahoma	1/22/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98-2OR	Oregon	7/2/02
Flexible Payment Variable Annuity			

(B Share) with Guaranteed Benefits	B5-98-2PA	Pennsylvania	2/28/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98-2SC	South Carolina	1/22/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98TN	Tennessee	1/22/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98-2TX	Texas	1/22/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98UT	Utah	2/19/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98VA	Virginia	2/5/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98-2WA	Washington	3/1/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98WV	West Virginia	1/22/02
Flexible Payment Variable Annuity (B Share) with Guaranteed Benefits	B5-98WI	Wisconsin	1/22/02

SCHEDULE B-2

Investment Funds under CONTRACT TYPES Reinsured under this Agreement

AIM Variable Insurance Funds – Series I
AIM V.I. Basic Value Fund
AIM V.I. Mid Cap Core Equity Fund
AIM V.I. Financial Services Fund
AIM V.I. Health Sciences Fund
AIM V.I. Technology Fund
The Alger American Fund – Class 0 Shares
Alger American Balanced Portfolio
Alger American MidCap Growth Portfolio
Dreyfus Investment Portfolios – Service / Initial Shares
Small Cap Stock Index Portfolio - Service Shares
EQ Advisors Trust – Class IB & IA
EQ/Enterprise Deep Value Portfolio - Class IB
EQ/Enterprise Equity Income Portfolio - Class IB
EQ/Enterprise Global Socially Responsive Portfolio - Class IB
EQ/Enterprise Growth Portfolio - Class IB
EQ/Enterprise Growth and Income Portfolio - Class IB
EQ/Enterprise Managed Portfolio - Class IB
EQ/Enterprise Mergers and Acquisitions Portfolio - Class IB
EQ/Enterprise Multi-Cap Growth Portfolio - Class IB
EQ/Enterprise Short Duration Bond Portfolio - Class IB
EQ/Enterprise Small Company Growth Portfolio - Class IB
EQ/Enterprise Small Company Value Portfolio - Class IB
EQ/Enterprise Total Return Portfolio - Class IB
EQ/MONY Government Securities Portfolio - Class IA
EQ/MONY Long Term Bond Portfolio - Class IA
EQ/MONY Money Market Portfolio - Class IA
Franklin Templeton Variable Insurance Products Trust – Class 2
Franklin Income Securities Fund
Franklin Rising Dividends Securities Fund
Franklin Zero Coupon Fund 2010
Janus Aspen Series – Institutional & Services Shares
Capital Appreciation Portfolio - Service Shares
Flexible Income Portfolio - Service Shares
International Growth Portfolio - Service Shares
Lord Abbett Series Fund - Class VC
Bond-Debenture Portfolio
Growth and Income Portfolio
Mid-Cap Value Portfolio
MFS Variable Insurance Trust - Initial Class
MFS Mid Cap Growth

MFS New Discovery Series
MFS Total Return Series
MFS Utilities Series
Oppenheimer Variable Account Funds – Service Class
Oppenheimer Global Securities Fund/VA
Oppenheimer Main Street® Fund/VA
PBHG Insurance Series Fund
PBHG Mid-Cap Portfolio
PBHG Select Value Portfolio
PIMCO Variable Insurance Trust – Administrative Class
Global Bond Portfolio (Unhedged)
Real Return Portfolio
StocksPLUS Growth and Income Portfolio
ProFunds - Investor Shares
ProFund VP Bear
ProFund VP Rising Rates Opportunity
ProFund VP UltraBull
The Universal Institutional Funds, Inc – Share Class I
Emerging Markets Equity Portfolio
Global Value Equity Portfolio
U.S. Real Estate Portfolio

SCHEDULE C-1

Limits and Rules of CEDING COMPANY

1) CEDING COMPANY will determine the GMDB CLAIM (if any), GMIB CLAIM (if any) and the EEB CLAIM (if any) for each VARIABLE ANNUITY CONTRACT within 30 days of receipt of due proof of death or GMIB annuitization election and all claim forms required under the VARIABLE ANNUITY CONTRACTS.

2) RETAIL ANNUITY PREMIUMS shall not exceed $ unless the CEDING COMPANY has granted prior written approval to some other limit.

3) Valid VARIABLE ANNUITY CONTRACT issue ages are 0 through 79.

SCHEDULE C-2

Limits and Rules of REINSURER

1) The limitation on RETAIL ANNUITY PREMIUM (the "Premium Maximum") for any VARIABLE ANNUITY CONTRACT is provided in Schedule C-1. If a VARIABLE ANNUITY CONTRACT has a RETAIL ANNUITY PREMIUM in excess of the Premium Maximum, and the CEDING COMPANY does not receive written approval from the REINSURER for such excess amount, then the REINSURER'S Quota Share as provided in Schedule E will be proportionally reduced as described in Schedule E.

2) The REINSURER'S liability cannot be increased as a result of CEDING COMPANY'S actions with respect to contested claims.

3) The REINSURER will not be liable for extra contractual damages (whether they constitute compensatory damages, statutory penalties, exemplary or punitive damages) which are awarded against the CEDING COMPANY unless the REINSURER provided written consent to the action or inaction of the CEDING COMPANY which resulted in the imposition of extra contractual damages.

4) For purposes of Article III, paragraph C (ii), the limit on cumulative RETAIL ANNUITY PREMIUMS is $[redacted] multiplied by the REINSURER'S Quota Share as provided in Schedule E.

5) RETAIL ANNUITY PREMIUMS paid under reinsured ACTIVE CONTRACTS after the date provided in Article III, paragraph C will continue to be subject to this Agreement.

6) Any VARIABLE ANNUITY CONTRACT under which a spousal continuation occurs will continue to be subject to this Agreement if the re-registration occurs before the date provided in Article III, paragraph C (ii).

7) REINSURER'S liability is restricted to VARIABLE ANNUITY CONTRACTS issued in the United States of America:

SCHEDULE D

REINSURANCE PREMIUM RATE

The Annual REINSURANCE PREMIUM RATE is as follows:

For BENEFIT Type 1: equal to basis points .

For BENEFIT Type 2: equal to basis points .

For BENEFIT Type 3: equal to basis points .

Subject to the terms and conditions of this Agreement, the REINSURANCE PREMIUM RATE is guaranteed for all ACTIVE CONTRACTS reinsured under this Agreement.

SCHEDULE E

REINSURER'S Quota Share

1) For each VARIABLE ANNUITY CONTRACT under which aggregate RETAIL ANNUITY PREMIUMS are equal to or less than [redacted], REINSURER accepts a [redacted]% Quota Share of the GMDB CLAIMS, EEB CLAIMS and GMIB CLAIMS described in this Agreement, subject to the limits and other terms and conditions described herein.

2) For each VARIABLE ANNUITY CONTRACT for which aggregate RETAIL ANNUITY PREMIUMS are in excess of [redacted], and where the CEDING COMPANY has not received written approval to include such excess amount, the REINSURER'S Quota Share percentages shown above shall be reduced by multiplying the Reinsurer's respective Quota Share percentages by a fraction, the numerator of which is [redacted] and the denominator of which is the aggregate RETAIL ANNUITY PREMIUMS

SCHEDULE F

Monthly Reporting Format and Data Requirements

Seriatim Report to be prepared monthly by CEDING COMPANY and delivered to REINSURER:

Field	Comments
Report Date	YYYYMMDD
Policy Number or Contract Number	
Policy Issue Date	YYYYMMDD
Policy Tax Status	Q or N (Qualified or Non-qualified)
Annuitant Sex	M or F
Annuitant Date of Birth	YYYYMMDD
Annuitant Social Security #	
Joint Annuitant Sex	M or F
Joint Annuitant Date of Birth	YYYYMMDD
Joint Annuitant Social Security #	
Owner Sex	M or F
Owner Date of Birth	YYYYMMDD
Owner Social Security #	
Joint Owner Sex	M or F
Joint Owner Date of Birth	YYYYMMDD
Joint Owner Social Security #	
Return of Premium Death Benefit Value	If applicable
Reset Death Benefit Value	If applicable
Ratchet Death Benefit Value	If applicable
Roll-up Death Benefit Value	If applicable
Guaranteed Minimum Death Benefit Value	Greatest of above
Return of Premium Income Benefit Base	If applicable
Reset Income Benefit Base	If applicable
Ratchet Income Benefit Base	If applicable
Roll-up Income Benefit Base	If applicable
Guaranteed Minimum Income Benefit Base	Greatest of above
Current Account Value	
Current Death Benefit	Greater of AV and GMDB
Current GMDB Net Amount At Risk	Max (0,GMDB-AV)

Reporting Requirements (continued)

Field	Comments
Current GMIB Benefit Base	
Current EEB Net Amount At Risk	
Relevant Life for GMDB Claim	A or O (Annuitant / Owner)
GMDB Claim Trigger	1 or 2 (First to die / Second to die)
Relevant Life for GMIB Claim	
Relevant Life for EEB Claim	
EEB Claim Trigger	1 or 2 (First to die / Second to die)
Value in Aggressive Growth Funds	
Value in Balanced Funds	
Value in Corporate Bond Funds	
Value in Government Bond Funds	
Value in Growth Funds	
Value in Growth and Income Funds	
Value in High Yield Bond Funds	
Value in International Bond Funds	
Value in International Stock Funds	
Value in Money Market Funds	
Value in Specialty Funds	
Value in General Account	
Termination Date	YYYYMMDD
Termination Reason	A (Annuitization), D (Death), O (Other)
Total Number of Contracts	Split by Benefit Type
Total Account Value	Split by Benefit Type, Age Band, and Fund Category
Total GMDB Value	Split by Death Benefit Type, Age Band, and Fund Category
Total GMIB Value	Split by Age Band, and Fund Category
Total EEB Value	Split by Age Band, and Fund Category
Total Reinsurance Premium Due	
Total GMDB Claims	
Total GMIB Claims	
Total EEB Claims	
Net Monthly Amount Due	

Claims Report to be prepared monthly by CEDING COMPANY and delivered to REINSURER:

Seriatim Report Data as of the Date of Notification (the date that death or annuitization related paperwork is submitted in full)

Date of Death or Annuitization
Date of Notification
Death Benefit Paid
Death Benefit Amount Paid in Excess of Account Value
EEB Amount Paid
GMIB NET AMOUNT AT RISK as of annuitization date.

1315015

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